Exhibit 5

November 24, 2006

Iconix Brand Group, Inc.

1450 Broadway

New York, NY 10018

Re:    Iconix Brand Group, Inc. Registration Statement on Form S-3

Gentlemen and Ladies:

We have acted as counsel to Iconix Brand Group, Inc., a Delaware corporation (“Iconix”), in connection with the Registration Statement on Form S-3, as amended (File No. 333-138582) filed by Iconix with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”) relating to the offer and sale by Iconix of an aggregate of up to $150,000,000 of shares of common stock, $0.001 par value per share, of Iconix (the “Common Stock”) and the offer and sale by the selling stockholders (the “Selling Stockholders”) named in the Registration Statement of an aggregate of up to $50,000,000 of shares of Common Stock, and an additional aggregate amount of up to $30,000,000 of shares of Common Stock to be sold if the Underwriters exercise their over-allotment option of which up to 400,000 shares of Common Stock may be sold by certain of the Selling Stockholders (collectively, the “Shares”). Certain of the Shares being sold by the Selling Stockholders are currently outstanding (the “Selling Stockholder Shares”), and certain of the Shares being sold by the Selling Stockholders will be issued upon exercise of options held by the Selling Stockholders (the “Selling Stockholder Option Shares”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined only the documents listed on Exhibit “A” attached hereto. We have not performed any independent investigation other than the document examination described. Our opinion is therefore qualified in all respects by the scope of that document examination. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined and the genuineness of all signatures. This opinion is limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares to be sold by Iconix, when sold in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable; (ii) the Selling Stockholder Shares are validly issued, fully-paid and non-assessable; and (iii) the Selling Stockholder Option Shares, upon exercise of and payment of the exercise price for such options, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus, which is part of the Registration Statement.

Very truly yours,

/s/ BLANK ROME LLP

EXHIBIT “A”

1.	Iconix’ Certificate of Incorporation.

2.	Iconix’ Amended and Restated Bylaws.

3.	Resolutions adopted by the Board of Directors of Iconix relating to the offering and sale of its common stock by Iconix and the Selling Stockholders pursuant to the Registration Statement.

4.	Resolutions adopted by members of the Offering Committee of the Board of Directors of Iconix.

5.	The Registration Statement.

6.	Officer’s Certificate of Iconix.